Exhibit 99.1
FOR IMMEDIATE RELEASE
Veeva Announces Share Repurchase Program
PLEASANTON, CA — January 5, 2026 — Veeva Systems Inc. (NYSE: VEEV), a leading provider of industry cloud solutions for the global life sciences industry, today announced that its Board of Directors approved a share repurchase program with authorization to purchase up to $2 billion of shares of its Class A common stock.

"The breadth of our multi-product business, paired with a focus on operational discipline, innovation, and customer success, continues to drive financial outperformance and robust cash generation. This strength provides Veeva the healthy balance sheet to invest in the significant opportunities ahead and to return capital to shareholders,” said chief financial officer Brian Van Wagener. “These ongoing investments in product excellence and the launch of our first ever share repurchase program reflect the confidence we have in our long-term growth trajectory and the enduring value we can deliver across the life sciences industry."

Under the program, Veeva may repurchase shares from time to time through open market purchases, in privately negotiated transactions, or by other means, including through the use of trading plans intended to qualify under Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in accordance with applicable securities laws and other restrictions, including Rule 10b-18 under the Exchange Act. The timing and total amount of any stock repurchases will be determined at management’s discretion and depend upon business, economic and market conditions, corporate and regulatory requirements, prevailing stock prices, and other considerations. The share repurchase program has a term of 2 years, does not obligate Veeva to acquire a specific number of shares of Class A common stock, and may be canceled or suspended at any time without notice.
About Veeva Systems
Veeva delivers the industry cloud for life sciences with software, data, and business consulting. Committed to innovation, product excellence, and customer success, Veeva serves more than 1,500 customers, ranging from the world’s largest pharmaceutical companies to emerging biotechs. As a Public Benefit Corporation, Veeva is committed to balancing the interests of all stakeholders, including customers, employees, shareholders and the industries it serves. For more information, visit veeva.com.
Forward-looking Statements
This release contains forward-looking statements regarding Veeva's intended share repurchases. These statements are based on our current expectations. Actual results could differ materially from those provided in this release and we have no obligation to update such statements. There are numerous risks that have the potential to negatively impact our results, including the risks and uncertainties disclosed in our filing on Form 10-Q for the period ended October 31, 2025, which you can find here (a summary of risks which may impact our business can be found on pages 33 and 34), and in our subsequent SEC filings, which you can access at sec.gov.

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© 2026 Veeva Systems Inc. All rights reserved. Veeva, V, Vault and Crossix are registered trademarks of Veeva Systems Inc.	1

Investor Relations Contact:	Media Contact:
Gunnar Hansen	Maria Scurry
Veeva Systems Inc.	Veeva Systems Inc.
267-460-5839	781-366-7617
ir@veeva.com	pr@veeva.com

© 2026 Veeva Systems Inc. All rights reserved. Veeva, V, Vault and Crossix are registered trademarks of Veeva Systems Inc.	2